Exhibit 10.6
AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT
ENTERED INTO AS OF DECEMBER 1, 1993 AMONG GRAHAM CORPORATION,
GRAHAM MANUFACTURING CO., INC. AND JAMES R. LINES
     THIS AMENDMENT, is made and entered into as of September 26, 1996, by and among Graham Corporation, a Delaware corporation with offices at 20 Florence Avenue, Batavia, New York 14020 (the “Holding Company”), Graham Manufacturing Co., Inc., a New York corporation with offices at 20 Florence Avenue, Batavia, New York 14020 (“GMC”), and James R. Lines currently residing at 11 Hillside Parkway, Lancaster, New York 14086 (the “Executive”).
WITNESSETH
     WHEREAS, the Holding Company and GMC have entered into an Employment Agreement with the Executive entered into as of December 1, 1993 (the “Employment Agreement”); and
     WHEREAS, the Holding Company, GMC and the Executive wish to amend certain provisions of the Employment Agreement;
     NOW, THEREFORE, the Holding Company, GMC and the Executive, intending to be legally bound hereby, agree as follows:
     1. The final sentence of Section 2 of the Employment Agreement be and hereby is amended to read in its entirety as follows:
“The Executive shall devote his full time during GMC’s hours of work to the business and affairs of GMC and shall use his best efforts, skill and ability in performing his duties on behalf of GMC.”
     2. Section 4 of the Employment Agreement be and hereby is amended to read in its entirety as follows:
“4. Base Compensation. As the base compensation for all services to be rendered by the Executive in any capacity to GMC and its affiliates, GMC agrees to pay to the Executive, and the Executive shall accept, a salary at a rate of $104,354 per annum, payable in arrears in equal monthly installments, subject to such deductions and withholdings as may be required by law. During the fourth quarter of each year, GMC will review the salary rate of the Executive, taking into consideration such factors as the Executive’s performance during the preceding year and such other matters as it deems relevant and, in its sole discretion, may increase the salary of the Executive for the following calendar year, to be effective from January 1 of such following year, to such rate and for such period of time as GMC deems proper, provided that GMC shall in no event be required to grant any such increase. However, in the event that any person or entity acquires twenty percent (20%) or more of the outstanding equity stock of the Holding Company or GMC, who was not an owner of twenty percent of the equity stock of either the Holding Company (in the case of an acquisition of Holding Company stock) or GMC (in the case of an acquisition of GMC stock) prior to December 1, 1993, or in the event that any person or entity acquires twenty percent (20%) or more of the assets of either the Holding Company or GMC who was not an owner of twenty percent of the assets of either the Holding Company (in the case of an acquisition of Holding Company assets) or of GMC (in the case of an acquisition of GMC assets) prior to December 1, 1993 then, subsequent to such acquisition of twenty percent stock or twenty percent asset ownership of either the Holding Company or GMC by any such person or entity: (1) if for any calendar year a salary increase at least equal to the increase in the U.S. City All-Items Consumer Price Index for Urban Wage Earners and Clerical Workers during the previous twelve months, is not granted; or if (2) the Executive’s base salary is decreased at any time, then in either event the Executive may in his sole discretion terminate this Agreement upon thirty days’ written notice given at any time during the calendar year for which no such increase was granted, or during the twelve month period following any such decrease in salary, and thereupon GMC shall be obligated to pay the Executive the amounts, and provide the benefits, specified in Section 9.3 of this Agreement.”
     3. Section 5 of the Employment Agreement be and hereby is amended by replacing the words “The Executive Bonus Plan” with the words “The Incentive Compensation Plan (formerly the Executive Bonus Plan)”.
     4. Section 7 of the Employment Agreement be and hereby is amended to read in its entirety as follows:
“7. Automobile Allowance.”
“7.1 GMC shall pay the Executive an automobile allowance of $8,550 per annum (the “Automobile Allowance”). Neither the Automobile Allowance nor any portion of it shall be included as Base Compensation for the purpose of eligibility for possible increases in Base Compensation as provided by Section 4 of this Agreement. During the fourth quarter of each calendar year, GMC will review the automobile allowance amount of the Executive and, in its discretion, may increase the automobile allowance paid to the Executive for the following calendar year, to be effective from January 1 of the following year, to such increased rate and for such period of time as GMC deems proper, provided that GMC shall not be required to grant any such increase.”
“7.2 The Executive represents that he now carries automobile liability insurance, with respect to any automobile owned by him, for injuries to persons and property.”
     5. Section 9.3 of the Employment Agreement be and hereby is amended by deleting subsection (c) of the fourth sentence.
     6. Section 9.3 of the Employment Agreement be and hereby is further amended by deleting the last sentence and adding the following sentences:
“In addition to other amounts payable to the Executive under this Section 9.3, the Holding Company and GMC shall pay to the Executive Accrued Bonus as defined hereinafter. For purposes of this Section 9.3, Accrued Bonus shall mean any amount of bonus with respect to any year prior to the year in which dismissal without cause occurs (“Prior Bonus Year”) calculable by applying the formula prescribed by the Incentive Compensation Plan (formerly the Executive Bonus Plan) of Graham Corporation as it existed on December 31 of such Prior Bonus Year and employing in the application of such formula the goals, ratios and weighting percentages and other variable figures which the Bonus Plan calls for the Holding Company’s Board or any Committee thereof to determine annually (“Bonus Plan Variables”) which the Holding Company’s Board of Directors or any Committee thereof adopted for purposes of the Bonus Plan prior to December 31 of such Prior Bonus Year. With respect to any Prior Bonus Year for which neither the Holding Company’s Board nor any Committee thereof adopted Bonus Plan Variables prior to December 31 of such year, the Bonus Plan Variables adopted most recently prior to the commencement of the Prior Bonus Year in issue shall be employed for purposes of calculating the amount of Accrued Bonus payable pursuant to this Agreement. Notwithstanding any other provision of this Section, no Accrued Bonus shall be payable pursuant to Section 9.3 of this Agreement for any Prior Bonus Year with respect to which a bonus amount was paid to and accepted by the Executive. In the event that the provisions of this Section 9.3 are triggered by discharge of the Executive without cause by GMC, the Executive shall resign from all offices and directorships of the other entity and of all subsidiaries and affiliates of the Holding Company, upon payment to the Executive of the amount referred to in subsection (a) of the second sentence of this Section 9.3, payment of the amount referred to in subsection (b) of the second sentence of this Section 9.3 (or the first installment thereof) and Accrued Bonus, if any.”
     7. The Employment Agreement be and hereby is amended by adding the following section:
“9.5 Non-duplication. In the event that the Executive shall be a party to any other contract, agreement or arrangement providing termination payments (other than retirement or similar benefits or pursuant to any plan providing for stock options or appreciation rights) upon a cessation of service for GMC, any compensation or other benefits provided to the Executive under such other contract, agreement or arrangement and paid to the Executive shall be applied to offset the obligations of GMC to pay a lump sum equal to twelve months’ salary as provided by Section 9.3 hereof, it being intended that such lump sum payment provided under Section 9.3 hereof not duplicate payments otherwise due to the Executive on account of his cessation of service.”
     8. Section 16 of the Employment Agreement be and hereby is amended by adding the following sentence:
“Any action or proceeding brought by either party against the other arising out of or related to the Agreement shall be brought only in a state court of competent jurisdiction located in the County of Erie, State of New York or the Federal District

Court for the Western District of New York located in Erie County, New York and the parties hereby consent to the personal jurisdiction of said courts.”
     9. All other terms and conditions of the Employment Agreement remain unchanged and in full force and effect.
     IN WITNESS WHEREOF, the parties hereto have duly executed this agreement as of the day and year first above written.

(Corporate Seal)	GRAHAM CORPORATION

By:
Chairman, President and Chief Executive Officer

(Corporate Seal)	GRAHAM MANUFACTURING CO., INC.

By:
President

James R. Lines

Attest:

STATE OF NEW YORK	)
: ss.:
COUNTY OF GENESEE	)
     On the 26 day of September, 1996, before me personally came F. D. Berkeley, to me known, who, being by me duly sworn, did depose and say that he resides at 50 Old Mill Road, Rochester, New York; that he is Chairman, President and Chief Executive Officer of Graham Corporation described in and which executed the attached instrument; that he knows the seal of said corporation and that the seal affixed to said instrument is such corporate seal; that it was so affixed by authorizations of the Board of Directors of said corporation, and that he signed his name thereto by like authority.

Notary Public

STATE OF NEW YORK	)
: ss.:
COUNTY OF GENESEE	)
     On the 27th day of September, 1996, before me personally came Alvaro Cadena, to me known, who, being by me duly sworn, did depose and say that he resides at 4 LePere Drive, Pittsford, New York; that he is President of Graham Manufacturing Co., Inc. described in and which executed the attached instrument; that he knows the seal of said corporation and that the seal affixed to said instrument is such corporate seal; that it was so affixed by authorizations of the Board of Directors of said corporation, and that he signed his name thereto by like authority.

Notary Public

STATE OF NEW YORK	)
: ss.:
COUNTY OF GENESEE	)
     On the 22nd day of October, 1996, before me personally came James R. Lines, to me known to be the person described in and who executed the attached instrument and acknowledged that he executed the same.

Notary Public